EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@webmd.net	jnewman@webmd.net
212-624-3817	212-624-3912
WebMD Announces Fourth Quarter 2005 Financial Results
WebMD’s Fourth Quarter 2005 Revenue Increases 26%, Adjusted EBITDA Increases 43% and
Net Income Increases 56%
WebMD Raises 2006 Financial Guidance
New York, NY (February 23, 2006) — WebMD Health Corp. (NASDAQ: WBMD) today announced financial results for the three months ended December 31, 2005.
Wayne Gattinella, President and Chief Executive Officer of WebMD, said, “I am excited about our accomplishments during the fourth quarter and in 2005 overall as we continued to increase our market position as the leading source of online health information to physicians and consumers. We expect our revenue and margin growth to accelerate in 2006 as a result of the increasing shift to online marketing coupled with the widespread adoption of our private portal platform and the trend toward consumer directed health care.”
Financial Summary
Revenue for the fourth quarter was $49.1 million compared to $39.1 million a year ago, an increase of 26%. Earnings before interest, taxes, depreciation, amortization, and other non-cash items (“Adjusted EBITDA”) for the fourth quarter increased 43% to $12.4 million or $0.22 per share, compared to $8.7 million or $0.18 per share a year ago. Net income for the fourth quarter increased by 56% to $6.1 million or $0.11 per share, compared to $3.9 million or $0.08 per share a year ago.
Revenue for the year ended December 31, 2005 was $168.9 million compared to $134.1 million a year ago, an increase of 26%. Adjusted EBITDA for the year increased to $28.4 million or $0.56 per share, compared to $26.2 million or $0.54 per share a year ago. Net income for the year increased by 20% to $7.7 million or $0.15 per share, compared to $6.5 million or $0.13 per share a year ago. The current year results include a $3.1 million charge primarily related to severance expenses incurred in the June 2005 quarter. The current and prior year results include $1.0 million and $12.0 million, respectively, in revenue and net income from the content syndication agreement with News Corp. which expired in January 2005.
As of December 31, 2005, WebMD had approximately $154 million of cash and investments.
WebMD expects revenue in 2006 to be $220 to $230 million, an increase of 30% to 36% over 2005. Adjusted EBITDA is expected to be approximately $47 million to $50 million, an increase of 65% to 76% over 2005. Net income, excluding the impact of FAS 123R, is expected to be $21.4 million to $25.5 million compared to $7.7 million in 2005. Net income (loss), including the impact of FAS 123R, is expected to be ($1.6) million to $2.5 million. A schedule outlining the Company’s financial guidance is attached to this press release and is being furnished as an exhibit to a Current Report on Form 8-K being filed by the Company today with the Securities and Exchange Commission.

Operating Highlights
Online Services segment revenue was $45.0 million for the fourth quarter compared to $37.2 million in the prior year period, an increase of 21%. Advertising and sponsorship revenues increased 25% to $32.5 million. Private portal licensing revenues increased 96% to $11.0 million, which includes $2.6 million in revenues from the March 2005 acquisition of HealthShare Technology. These increases were offset by an expected decline in content syndication and other revenue primarily related to expiration of an agreement with News Corp in January 2005. Adjusted EBITDA for the Online Services segment increased 33% to $12.7 million compared to $9.6 million in the prior year.
Traffic across the WebMD Health Network reached an average of 25.7 million unique monthly users and a total of 598 million page views during the fourth quarter, increases of approximately 21% and 26%, respectively, from a year ago. During the fourth quarter, a total of 424,000 continuing medical education programs were completed on Medscape, an increase of 57% over the prior year period. For all of 2005, a record total of 1.3 million continuing medical education programs were completed on Medscape, an increase of 41% over 2004.
WebMD also strengthened its private health portals business by expanding the number of employers and health plans using its health and benefits platform. During the quarter, WebMD had a record number of new client implementations including IBM, Brinker International, Cisco Systems, Inc., Shell Oil Company, MasterCard International, Wellpoint and employees of the State of North Carolina.
Publishing and Other Services segment revenue was $4.1 million for the fourth quarter compared to $1.9 million in the prior year period, an increase of 112%, driven in part by the launch of WebMD the Magazine. Adjusted EBITDA for the segment was a loss of ($279,000) compared to a loss of ($878,000) in the prior year period.
During the fourth quarter, WebMD implemented new broadband programming, home page and site redesign and the first phase of WebMD Health Search, as part of its overall strategic product plan. Wayne Gattinella said, “These enhancements are designed to increase search engine optimized traffic, create new sponsored revenue opportunities and deliver new online solutions to help consumers make more informed health decisions. We are continuing to significantly invest in our technology platform and operating infrastructure to drive increased margins on incremental revenues in 2006 with further margin expansion in 2007 and beyond.”
Recent Acquisitions Further Strengthen WebMD’s Market Leadership
As previously announced, in December 2005, WebMD completed its acquisition of Conceptis Technologies Inc., and its core site, www.theheart.org. In January 2006, WebMD completed its acquisition of eMedicine.com, an online publisher of medical reference information for physicians and other healthcare professionals. These acquisitions, together with WebMD’s flagship professional site, Medscape.com, increase WebMD’s reach to practicing physicians across virtually every specialty.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss these results at 4:45 pm (eastern) on February 23, 2006. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (NASDAQ: WBMD) is a leading provider of health information services to consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of Emdeon Corporation (NASDAQ: HLTH).
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; relationships with customers and strategic partners; difficulties in integrating acquired businesses; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.
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This press release includes both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The non-GAAP financial measures include: our earnings (loss) before interest, taxes, depreciation, amortization and other non-cash items (which we refer to as “Adjusted EBITDA”); and related per share amounts. We believe that those non-GAAP measures, and changes in those measures, are meaningful indicators of our company’s performance and provide additional information that our management finds useful in evaluating such performance and in planning for future periods. Accordingly, we believe that such additional information may be useful to investors. The non-GAAP financial measures should be viewed as supplemental to, and not as an alternative for, the GAAP financial measures. The tables attached to this press release contain historical GAAP financial measures and a reconciliation between historical GAAP and non-GAAP financial measures. We are filing a Current Report on Form 8-K today furnishing this press release as an exhibit. A schedule attached to this press release and furnished as Exhibit 99.3 to that Current Report includes a reconciliation of certain forward-looking non-GAAP information to GAAP financial information.
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WebMD®, WebMD Health®, Medscape® and eMedicine®, are trademarks of WebMD Health Corp. or its subsidiaries.